Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 16, 2018 (except for the third paragraph of Note 2 and the first paragraph of Note 14 to the consolidated financial statements, as to which the date is March 9, 2018), with respect to the consolidated financial statements of Arcus Biosciences, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-223086) and related Prospectus of Arcus Biosciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Redwood City, California

March 14, 2018